UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):   January 27, 2011 (January 24, 2011)

TC POWER MANAGEMENT CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-53232	27-0686445
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Madison Ave, 14th Floor
New York, New York 10022
(Address of principal executive offices) (Zip Code)

(212) 588-0022
Company’s telephone number, including area code

 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 24, 2011, the Company appointed Dr. John Larson as Chief Executive Officer and Director.  In connection with the appointment, Dr. Larson entered into an employment agreement that contains the Company’s standard form of Indemnification. Pursuant to this agreement, subject to the exceptions and limitations provided therein, the Company has agreed to hold harmless and indemnify Dr. Larson to the fullest extent permitted by law against any and all liabilities and expenses in connection with any proceeding to which such director or officer was, is or becomes a party, arising out of his services as an officer, director, employee, agent or fiduciary of the Company or its subsidiaries. The foregoing description is qualified in its entirety by the full text of the Employment Agreement, which is filed as Exhibit 10.1.

Dr. Larson is a senior mining executive with 33 years international experience in exploration, mining and resource/reserve/mine development.  He has worked with government geological surveys, junior mining companies and major international minerals companies, including 16 years with BHP and BHP Billiton in various international locations, holding positions as Manager, North America Copper Exploration, Leader, Global Porphyry Copper Exploration, and Manager, Latin America Exploration.  From November, 2008 to June 2010 he was employed as Corporate Manager of Exploration for Hochschild Mining PLC of Peru.  From 2006 through 2008 he was employed as General Manager, Exploration, Zinifex Ltd., where he built a broad portfolio of base and precious metals projects in 8 countries. Prior to 2006, Dr. Larson was employed by BHP Billiton.

Dr. Larson has a technical background in application of geosciences to mineral deposits.  He holds advanced degrees in geology and chemistry from the University of Western Ontario (M.Sc.) and the Colorado School of Mines (Ph.D.).

Dr. Larson has maintained ties with academic and research institutions, and has also authored and co-authored several publications in scientific journals.  In addition to initiating studies and supervising students at the BSc, MSc and PhD level, he was responsible for bringing BHP into the University of Arizona Mexico Consortium as a founding member. He has initiated and/or supervised university-industry studies at the University of Arizona, the University of Sonora, the University of Chile, the University of Guererro and the University of Tasmania.  Most recently, when living in Melbourne, he served on the Advisory Board at the Centre of Excellence in Ore Deposits (CODES) at the University of Tasmania, Hobart.

Dr. Larson  will be compensated at the rate of $180,000 per annum.  He is also entitled to receive quarterly medical insurance payments of $4,800.  Dr. Larson will be granted stock options to purchase 5,500,000 shares at a strike price of $0.25 per share.  The options vest over a 3 year period and expire 10 years from the date of grant.  Dr. Larson will also receive a signing bonus of 100,000 shares of common stock of the Company.

On January 24, 2011, Francisco Quiroz resigned as the Company’s Chief Executive Officer and will take on the role of Vice President Exploration.  Mr. Quiroz’s’ resignation is not the result of any disagreement with the policies, practices or procedures of the Company.  Mr. Quiroz will continue to serve as one of our directors.

The foregoing description of the Indemnification Agreement and the Stock Option Agreement does not purport to be complete and is qualified in its entirety by reference to those agreements.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit	Description
10.1	Employment Agreement
10.2	Stock Option Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TC Power Management Corp
Dated:  January 25, 2011

By:  /s/ Francisco Quiroz
Name: Francisco Quiroz
Title:  Chief Executive Officer